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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17F-2]

1. Investment Company Act File Number:				Date examination completed:

811-21295				May 31, 2014
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):

3. Exact name of investment company as specified in registration statement:

JPMorgan Trust I

4. Address of principal executive office (number, street, city, state, zip code):

270 Park Avenue, New York, NY 10017

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.	All items must be completed by the investment company.

2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

SEC 2198 (04-09)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of JPMorgan Trust I:

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each fund listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of May 31, 2014. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2014, and with respect to agreement of security purchases and sales, for the period from our last examination date (as detailed in Appendix A), through May 31, 2014:

•	Reconciliation of all securities shown on the books and records of the Funds to the statements from J.P. Morgan Chase Bank, N.A. (the “Custodian”);

•	Count and inspection of all securities located in the vault of the Custodian at 4 Chase Metrotech Center, New York, NY 11245 without prior notice to management;

•	Confirmation of all securities of the Funds held at the Depository Trust Company and the Federal Reserve Bank of New York in book entry form and review of the reconciliation procedures performed by the Custodian at an omnibus level between the depositories and the books and records of the Custodian;

•	Confirmation of security positions held by the Custodian at foreign sub-custodians and review of the reconciliation procedures performed by the Custodian at an omnibus level between the foreign sub-custodians and the books and records of the Custodian;

•	Agreement of 3 security purchases and 3 security sales or maturities since our last report from the books and records of the Funds to broker confirmations or, where broker replies were not received, the application of alternative procedures; and

•	Confirmation of all repurchase agreements with brokers/banks or, where replies were not received, the application of alternative procedures.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2014 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of JPMorgan Trust I and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 7, 2015

2 of 5

Appendix A

Fund	Last Examination Date
JPMorgan 100% U.S. Treasury Securities Money Market Fund	2/28/2014
JPMorgan Access Balanced Fund	8/31/2013
JPMorgan Access Growth Fund	8/31/2013
JPMorgan Alternative Strategies Fund	8/31/2013
JPMorgan Asia Pacific Fund	10/31/2013
JPMorgan California Municipal Money Market Fund	2/28/2014
JPMorgan California Tax Free Bond Fund	2/28/2014
JPMorgan China Region Fund	10/31/2013
JPMorgan Commodities Strategy Fund	10/31/2013
JPMorgan Corporate Bond Fund	2/28/2014
JPMorgan Current Income Fund	2/28/2014
JPMorgan Current Yield Money Market Fund	2/28/2014
JPMorgan Disciplined Equity Fund	8/31/2013
JPMorgan Diversified Fund	8/31/2013
JPMorgan Diversified Real Return Fund	8/31/2013
JPMorgan Dynamic Growth Fund	8/31/2013
JPMorgan Dynamic Small Cap Growth Fund	8/31/2013
JPMorgan Emerging Economies Fund	10/31/2013
JPMorgan Emerging Markets Corporate Debt Fund	2/28/2014
JPMorgan Emerging Markets Debt Fund	2/28/2014
JPMorgan Emerging Markets Equity Fund	10/31/2013
JPMorgan Emerging Markets Local Currency Debt Fund	10/31/2013
JPMorgan Equity Focus Fund	8/31/2013
JPMorgan Federal Money Market Fund	2/28/2014
JPMorgan Floating Rate Income Fund	8/31/2013
JPMorgan Global Allocation Fund	10/31/2013
JPMorgan Global Bond Opportunities Fund	8/31/2013
JPMorgan Global Equity Income Fund	10/31/2013
JPMorgan Global Natural Resources Fund	10/31/2013
JPMorgan Global Research Enhanced Index Fund	10/31/2013
JPMorgan Global Unconstrained Equity Fund	10/31/2013
JPMorgan Growth and Income Fund	8/31/2013
JPMorgan Hedged Equity Fund	12/31/2013
JPMorgan Income Builder Fund	10/31/2013
JPMorgan Inflation Managed Bond Fund	2/28/2014
JPMorgan Intermediate Tax Free Bond Fund	2/28/2014
JPMorgan International Currency Income Fund	10/31/2013
JPMorgan International Equity Fund	10/31/2013
JPMorgan International Opportunities Fund	10/31/2013
JPMorgan International Realty Fund	10/31/2013
JPMorgan International Unconstrained Equity Fund	10/31/2013
JPMorgan International Value Fund	10/31/2013
JPMorgan International Value SMA Fund	10/31/2013

3 of 5

JPMorgan Intrepid Advantage Fund	8/31/2013
JPMorgan Intrepid America Fund	8/31/2013
JPMorgan Intrepid European Fund	10/31/2013
JPMorgan Intrepid Growth Fund	8/31/2013
JPMorgan Intrepid International Fund	10/31/2013
JPMorgan Intrepid Value Fund	8/31/2013
JPMorgan Latin America Fund	10/31/2013
JPMorgan Managed Income Fund	2/28/2014
JPMorgan Market Neutral Fund	10/31/2013
JPMorgan Mid Cap Equity Fund	8/31/2013
JPMorgan Multi-Cap Long/Short Fund	10/31/2013
JPMorgan New York Municipal Money Market Fund	2/28/2014
JPMorgan New York Tax Free Bond Fund	2/28/2014
JPMorgan Prime Money Market Fund	2/28/2014
JPMorgan Real Return Fund	2/28/2014
JPMorgan Research Equity Long/Short Fund	10/31/2013
JPMorgan Research Market Neutral Fund	10/31/2013
JPMorgan Short Duration High Yield Fund	2/28/2014
JPMorgan Small Cap Core Fund	8/31/2013
JPMorgan Small Cap Equity Fund	8/31/2013
JPMorgan SmartAllocation Equity Fund	8/31/2013
JPMorgan SmartAllocation Income Fund	2/28/2014
JPMorgan SmartRetirement Blend 2015 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2020 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2025 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2030 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2035 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2040 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2045 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2050 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2055 Fund	8/31/2013
JPMorgan SmartRetirement Blend Income Fund	8/31/2013
JPMorgan SmartRetirement Income Fund	8/31/2013
JPMorgan Strategic Income Opportunities Fund	2/28/2014
JPMorgan Strategic Preservation Fund	10/31/2013
JPMorgan Systematic Alpha Fund	10/31/2013
JPMorgan Tax Aware Equity Fund	10/31/2013
JPMorgan Tax Aware High Income Fund	2/28/2014
JPMorgan Tax Aware Income Opportunities Fund	2/28/2014
JPMorgan Tax Aware Real Return Fund	10/31/2013
JPMorgan Tax Aware Real Return SMA Fund	10/31/2013
JPMorgan Tax Free Money Market Fund	2/28/2014
JPMorgan Total Emerging Markets Fund	10/31/2013
JPMorgan Total Return Fund	2/28/2014
JPMorgan U.S. Dynamic Plus Fund	8/31/2013
JPMorgan U.S. Equity Fund	8/31/2013

4 of 5

JPMorgan U.S. Large Cap Core Plus Fund	8/31/2013
JPMorgan U.S. Research Equity Plus Fund	8/31/2013
JPMorgan U.S. Small Company Fund	8/31/2013
JPMorgan Unconstrained Debt Fund	2/28/2014
JPMorgan Value Advantage Fund	8/31/2013
US Core Real Estate Securities Fund	12/31/2013

5 of 5

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 2014, and from the period from our last examination date (as detailed in Appendix A) through May 31, 2014.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2014, and from the period from our last examination date (as detailed in Appendix A) through May 31, 2014, with respect to securities reflected in the investment accounts of the Funds.

JPMorgan Trust I

By:	/s/ Joseph Parascondola
Mr. Joseph Parascondola Assistant Treasurer

January 7, 2015
Date

Appendix A

Fund	Last Examination Date
JPMorgan 100% U.S. Treasury Securities Money Market Fund	2/28/2014
JPMorgan Access Balanced Fund	8/31/2013
JPMorgan Access Growth Fund	8/31/2013
JPMorgan Alternative Strategies Fund	8/31/2013
JPMorgan Asia Pacific Fund	10/31/2013
JPMorgan California Municipal Money Market Fund	2/28/2014
JPMorgan California Tax Free Bond Fund	2/28/2014
JPMorgan China Region Fund	10/31/2013
JPMorgan Commodities Strategy Fund	10/31/2013
JPMorgan Corporate Bond Fund	2/28/2014
JPMorgan Current Income Fund	2/28/2014
JPMorgan Current Yield Money Market Fund	2/28/2014
JPMorgan Disciplined Equity Fund	8/31/2013
JPMorgan Diversified Fund	8/31/2013
JPMorgan Diversified Real Return Fund	8/31/2013
JPMorgan Dynamic Growth Fund	8/31/2013
JPMorgan Dynamic Small Cap Growth Fund	8/31/2013
JPMorgan Emerging Economies Fund	10/31/2013
JPMorgan Emerging Markets Corporate Debt Fund	2/28/2014
JPMorgan Emerging Markets Debt Fund	2/28/2014
JPMorgan Emerging Markets Equity Fund	10/31/2013
JPMorgan Emerging Markets Local Currency Debt Fund	10/31/2013
JPMorgan Equity Focus Fund	8/31/2013
JPMorgan Federal Money Market Fund	2/28/2014
JPMorgan Floating Rate Income Fund	8/31/2013
JPMorgan Global Allocation Fund	10/31/2013
JPMorgan Global Bond Opportunities Fund	8/31/2013
JPMorgan Global Equity Income Fund	10/31/2013
JPMorgan Global Natural Resources Fund	10/31/2013
JPMorgan Global Research Enhanced Index Fund	10/31/2013
JPMorgan Global Unconstrained Equity Fund	10/31/2013
JPMorgan Growth and Income Fund	8/31/2013
JPMorgan Hedged Equity Fund	12/31/2013
JPMorgan Income Builder Fund	10/31/2013
JPMorgan Inflation Managed Bond Fund	2/28/2014
JPMorgan Intermediate Tax Free Bond Fund	2/28/2014
JPMorgan International Currency Income Fund	10/31/2013
JPMorgan International Equity Fund	10/31/2013
JPMorgan International Opportunities Fund	10/31/2013
JPMorgan International Realty Fund	10/31/2013
JPMorgan International Unconstrained Equity Fund	10/31/2013
JPMorgan International Value Fund	10/31/2013
JPMorgan International Value SMA Fund	10/31/2013
JPMorgan Intrepid Advantage Fund	8/31/2013
JPMorgan Intrepid America Fund	8/31/2013
JPMorgan Intrepid European Fund	10/31/2013
JPMorgan Intrepid Growth Fund	8/31/2013
JPMorgan Intrepid International Fund	10/31/2013
JPMorgan Intrepid Value Fund	8/31/2013

JPMorgan Latin America Fund	10/31/2013
JPMorgan Managed Income Fund	2/28/2014
JPMorgan Market Neutral Fund	10/31/2013
JPMorgan Mid Cap Equity Fund	8/31/2013
JPMorgan Multi-Cap Long/Short Fund	10/31/2013
JPMorgan New York Municipal Money Market Fund	2/28/2014
JPMorgan New York Tax Free Bond Fund	2/28/2014
JPMorgan Prime Money Market Fund	2/28/2014
JPMorgan Real Return Fund	2/28/2014
JPMorgan Research Equity Long/Short Fund	10/31/2013
JPMorgan Research Market Neutral Fund	10/31/2013
JPMorgan Short Duration High Yield Fund	2/28/2014
JPMorgan Small Cap Core Fund	8/31/2013
JPMorgan Small Cap Equity Fund	8/31/2013
JPMorgan SmartAllocation Equity Fund	8/31/2013
JPMorgan SmartAllocation Income Fund	2/28/2014
JPMorgan SmartRetirement Blend 2015 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2020 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2025 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2030 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2035 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2040 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2045 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2050 Fund	8/31/2013
JPMorgan SmartRetirement Blend 2055 Fund	8/31/2013
JPMorgan SmartRetirement Blend Income Fund	8/31/2013
JPMorgan SmartRetirement Income Fund	8/31/2013
JPMorgan Strategic Income Opportunities Fund	2/28/2014
JPMorgan Strategic Preservation Fund	10/31/2013
JPMorgan Systematic Alpha Fund	10/31/2013
JPMorgan Tax Aware Equity Fund	10/31/2013
JPMorgan Tax Aware High Income Fund	2/28/2014
JPMorgan Tax Aware Income Opportunities Fund	2/28/2014
JPMorgan Tax Aware Real Return Fund	10/31/2013
JPMorgan Tax Aware Real Return SMA Fund	10/31/2013
JPMorgan Tax Free Money Market Fund	2/28/2014
JPMorgan Total Emerging Markets Fund	10/31/2013
JPMorgan Total Return Fund	2/28/2014
JPMorgan U.S. Dynamic Plus Fund	8/31/2013
JPMorgan U.S. Equity Fund	8/31/2013
JPMorgan U.S. Large Cap Core Plus Fund	8/31/2013
JPMorgan U.S. Research Equity Plus Fund	8/31/2013
JPMorgan U.S. Small Company Fund	8/31/2013
JPMorgan Unconstrained Debt Fund	2/28/2014
JPMorgan Value Advantage Fund	8/31/2013
US Core Real Estate Securities Fund	12/31/2013